Exhibit 99.1
CHRIS BRUZZO JOINS PELOTON BOARD OF DIRECTORS

Jonathan Mildenhall to Step Down

NEW YORK, December 19, 2023 – Peloton (NASDAQ: PTON) today announced the appointment of Chris Bruzzo as a member of the Board of Directors, effective today. Bruzzo, a proven leader with more than two decades of experience working for global consumer brands, brings extensive knowledge in marketing, brand management, digital strategy, communications, retail, and interactive entertainment. Current Board member Jonathan Mildenhall will simultaneously step down from his role to focus on his expanding professional responsibilities.

“Chris is an established expert in the consumer brand space who will bring continued diversity of thought to the Board during an important moment in Peloton’s growth strategy. We look forward to his partnership as we help support Peloton’s path forward,” said Karen Boone, Peloton Chairperson.

Bruzzo previously served as executive vice president and chief experience officer of Electronic Arts for nine years. Prior, he held various marketing and communications leadership roles at Starbucks Corporation, Amazon.com, and Regence Blue Shield. Bruzzo is a member of the Latino Corporate Directors Association and serves on the board of directors for MoneyGram International and Boot Barn Holdings, Inc., a public retail company.

“While we look forward to the value Chris will bring to the Board, I also want to thank Jonathan for his contributions and demonstrated leadership during an important time in Peloton’s transformation journey,” said Boone. “We wish him all the best in his future endeavors.”

With these changes, Peloton’s Board remains composed of seven directors, with more than half of the Board consisting of members of diverse communities: female, of color, and/or LGBTQIA+.

About Peloton:
Peloton (NASDAQ: PTON), provides Members with expert instruction, and world class content to create impactful and entertaining workout experiences for anyone, anywhere and at any stage in their fitness journey. At home, outdoors, traveling, or at the gym, Peloton brings together immersive classes, cutting-edge technology and hardware, and the Peloton App with multiple tiers to personalize the Peloton experience [with or without equipment]. Founded in 2012 and headquartered in New York City, Peloton has millions of Members across the US, UK, Canada, Germany, Australia, and Austria. For more information, visit www.onepeloton.com.
# # #
PRESS CONTACT:
Ben Boyd
press@onepeloton.com